Exhibit 4.4

NATIONAL COMMERCE CORPORATION 2017 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AWARD NOTICE

(TIME-BASED CRITERIA)

This Performance Share Award Notice (this “Notice”) evidences an Award of Performance Shares under the National Commerce Corporation 2017 Equity Incentive Plan (the “Plan”), subject to the terms of the attached Performance Share Award Agreement and the Plan. The Award has been set at a target Award amount (the “Target Award”) of Share equivalents of the common stock of the Company, par value $0.01 per Share, as specified below (the “Performance Shares”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. References to defined terms in the Plan and the Agreement are capitalized in this Notice. The Participant must return an executed copy of this Notice to the Company within 30 days of the date hereof. If the Participant fails to do so, the Committee may declare the Award to be null and void.

Grant Date:

Participant:

Target Award:

Award Period: 4-year period beginning on ______ and ending on ______.

Conditions for Payment:  Payout of the Award (if any) will occur only if the Participant remains an Employee in good standing with the Company or one of its Subsidiaries from the Grant Date through the end of the Award Period. Payout of the Award will occur after completion of the Award Period or as otherwise provided by the Plan.

Deferral of Payment of Award: Payment of the Award, if earned, is not eligible for deferral under the Company’s Deferral of Compensation Plan for Key Employees and Non-Employee Directors.

NATIONAL COMMERCE CORPORATION

By:
Printed Name:
Title:
Date:

I acknowledge that I have carefully read the attached Agreement and the Plan and agree to be bound by all of the provisions set forth in these documents.

Enclosures:	PARTICIPANT:

Performance Share Award Agreement
Signed:
National Commerce Corporation 2017
Equity Incentive Plan	Date:

PERFORMANCE SHARE AWARD AGREEMENT

UNDER THE

NATIONAL COMMERCE CORPORATION 2017 EQUITY INCENTIVE PLAN

1.           Terminology. Capitalized terms used but not defined in this Performance Share Award Agreement and accompanying Performance Share Award Notice (collectively, this “Agreement”) shall have the meaning ascribed to such terms in the National Commerce Corporation 2017 Equity Incentive Plan (the “Plan”).

2.             Payment of Performance Share Awards.

(a)     The Committee will determine after the close of the Award Period whether the conditions for payment of the Award have been satisfied and the amount of any Award payable. If, at the close of the Award Period, the Committee determines that a percentage of the Target Award is payable, then, unless otherwise directed by the Committee, such percentage of the Target Award will be paid to the Participant in the form of Shares. No fractional Shares shall be issued in payment of an Award. In the event that a fraction of a Share is owed to a Participant based on the level of performance achievement during the Award Period, the Committee shall determine, in its sole discretion, whether the Participant shall receive cash or other property in lieu of such fractional Share or whether the Participant’s rights thereto shall be forfeited or otherwise eliminated without payment therefor.

(b)     For payment of the Award, the number of Shares to be distributed to the Participant shall equal the Fair Market Value of the total Performance Shares determined by the Committee to have been earned by the Participant, divided by the Fair Market Value of a Performance Share, subject to the withholding described in Section 3 below. To the extent that Shares are available in the treasury of the Company on the date on which payment is to be made, such Shares may be issued in payment of the Award.  Shares issued in connection with the Award shall be deemed to be issued in consideration for future services to be rendered or past services actually rendered to the Company or for its benefit by the Participant that the Committee deems to have a value at least equal to the aggregate par value thereof.

(c)     Except as otherwise set forth herein, and only if and after the Committee has determined that the conditions for payment of the Award set by the Committee have been satisfied, payment of the Award shall be made as soon as practicable, but in no event later than seventy (70) days after the end of the Award Period.

(d)     In the event that the Company desires for any Award to be considered “performance based” as defined in Section 409A of the Code and the regulations thereunder, all performance criteria shall be established no later than ninety (90) days into the beginning of the Award Period, and such other conditions imposed by Section 409A of the Code and the regulations thereunder shall be met.

(e)     In connection with its determination as to the payment of Performance Shares, the Committee has full discretion to adjust criteria or other established measures to recognize special or nonrecurring situations or circumstances for the Company, or any other corporation, for any year; provided, however, that adjustments made to an Award that is intended to be performance-based compensation are made only as allowed by Code Section 162(m) and the regulations thereunder. The Committee also shall have the discretion to modify established measures or criteria prior to the end of an Award Period to recognize special or non-recurring situations or circumstances.

3.           Withholding of Taxes. The Participant hereby authorizes withholding from payroll or any other payment of any kind due to the Participant and otherwise agrees to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Award. The Company may require the Participant to make a cash payment to cover any withholding tax obligation as a condition to payment of the Award. Alternatively, the Committee may, in its sole discretion, permit the Participant to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the Award, either by electing to have the Company withhold from the Shares to be issued in payment of the Award, or by electing to deliver to the Company Shares already owned by the Participant, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due, provided that the surrender of Shares to which the Participant is otherwise entitled may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction.

4.             Adjustments. The Committee may make various adjustments to the Award and/or the Shares to be delivered in payment for the Award as provided in the Plan.

5.            Issuance of Shares. The Shares issued in payment for the Award shall not be certificated. As soon as reasonably practicable after the conditions for payment of the Award have been satisfied, as determined by the Committee, the Company or its transfer agent shall deliver a notice to the Participant (or to the Participant’s designated broker on the Participant’s behalf) containing the information required by law with respect to such Shares. Such information may, to the extent permitted or required under applicable federal and state law, specify that the Shares bear a legend restricting their transferability.

6.            Termination of Employment. Except as otherwise set forth herein, the Participant must be employed on the last day of the Award Period in order to receive payment (or partial payment, as applicable) of an Award.

(a)     Death or Disability. If, prior to the close of the Award Period, the Participant’s employment is terminated due to the Participant’s death or Disability, then payment of the Participant’s outstanding Award shall be made as promptly as possible after the Participant’s death or the date of such termination of employment due to the Participant’s Disability, as applicable, but in no event later than March 15 of the calendar year following the Participant’s death or date of termination, as applicable. The number of Performance Shares to be paid shall be computed by multiplying the number of Performance Shares that would have been paid if the Award Period had ended on the December 31 immediately preceding the date of termination (based on the conditions set by the Committee for payment of the Award) by a fraction, the numerator of which is the number of months during the Award Period that the Participant was an active Employee, and the denominator of which is the total number of months in the Award Period.

(b)     Other Termination or Discharge. If, prior to the close of the Award Period, the Participant’s status as an Employee terminates, and there is no payment due under the terms of Section 6(a) or Section 16 of this Agreement, then all of the Participant’s outstanding Performance Shares shall forthwith and automatically terminate and be forfeited to the extent that they have not yet vested, and all of the Participant’s rights as the former holder of such canceled Performance Shares with respect to such canceled Performance Shares shall forthwith terminate.

7.          No Assignment of Interest. The Award is not transferable by the Participant and shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than by or to the Company), except (a) by will or the laws of descent and distribution (with all references herein to the Participant’s rights or duties to be deemed to include the Participant’s beneficiaries or legal representatives, unless the context otherwise expressly requires); (b) pursuant to a domestic relations order; or (c) to members of the Participant’s “immediate family” (as defined below) or trusts, partnerships, limited liability companies and other entities established for the primary benefit of such members of the Participant’s immediate family, provided that such transfer is not being made for value to the Participant. Except as provided above, during the Participant’s lifetime, the Award is payable only to the Participant. For purposes of this Section 7, the term “immediate family” includes the Participant’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and any person sharing the Participant’s household (other than a tenant or employee).

8.          Designation of Beneficiary. The Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments that may be made following the Participant’s death. Such designation may be changed or canceled at any time by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, then the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If the Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise. If the Committee is in doubt as to the entitlement of the beneficiary to the Award, or the designated beneficiary or beneficiaries shall have predeceased the Participant, then the Committee may determine to recognize only the legal representative of the Participant.

9.           Other Agreements. The Participant agrees to execute, as a condition of the Award and at any time thereafter as may reasonably be requested by the Committee, any agreements requested by the Committee.

10.         Investment Intent. The Participant represents and warrants that (a) the Participant will receive the Shares in payment of the Award for the Participant’s own account and not with a view to distribution within the meaning of the Securities Act, other than as may be effected in compliance with the Securities Act and the rules and regulations promulgated thereunder; (b) no one else will have any beneficial interest in such Shares; and (c) the Participant has no present intention of disposing of such Shares at any particular time once received.

11.         Restrictions on Resale. The Participant agrees not to sell any Shares issued in payment for the Award at a time when applicable laws (including federal and state securities laws) or Company policies prohibit such a sale. Further, the Participant acknowledges that resales of stock by persons considered “affiliates” of the Company under Rule 144 of the Securities Act, which include executive officers of the Company, may be made only in compliance with the applicable provisions of Rule 144 or pursuant to a separate registration or exemption for the sale of such Shares.

12.        Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter the Participant’s at-will or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Participant and the Company, or as a contractual right for the Participant to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge the Participant at any time with or without cause or notice and whether or not such discharge results in any adverse effect on the Participant’s interests under the Plan or this Agreement.

13.        No Stockholder Rights. The Participant shall not have any of the rights of a stockholder with respect to Shares issued in payment for the Award unless and until such Shares have been issued to the Participant upon the satisfaction of the conditions of the Award. Dividend payments or dividend equivalent payments with respect to Shares underlying an Award that is not yet vested or is subject to other restrictions shall be withheld by the Company for the Participant’s account and shall be distributed to the Participant in cash, or, at the discretion of the Committee, in the form of Shares with a Fair Market Value equal to the amount of the dividends or dividend equivalents upon the vesting of or release of restrictions on the Shares underlying the Award. At the sole discretion of the Committee, interest may be credited on the amount of any such cash dividends, subject to a withholding rate and such other terms as may be determined by the Committee. The Participant shall have no right to dividends or dividend equivalents with respect to Shares underlying any portion of an Award that is forfeited for any reason. Any dividend equivalent paid to the Participant shall comply with Code Section 409A.

14.         Company’s Rights. The existence of the Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stock with preference ahead of or convertible into, or otherwise affecting, the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

15.         Nature of the Plan. The Company is under no obligation to (a) transfer amounts credited to the Award account to any trust or escrow account; or (b) secure any amount credited to the Award account by any specific assets of the Company or its Subsidiaries or any other asset in which the Company or its Subsidiaries has an interest. This Agreement shall not be construed to require the Company or its Subsidiaries to fund any of the benefits provided hereunder, or to establish a trust for such purpose. The Company or its Subsidiaries may make such arrangements as it desires to provide for the payment of benefits, including, but not limited to, the establishment of a rabbi trust or such other equivalent arrangement as the Company may decide. No such arrangement shall change the nature of the obligation of the Company or its Subsidiaries or the Participant’s rights as provided herein. The Participant and the Participant’s beneficiaries, estate or personal representative shall have no rights against the Company or its Subsidiaries with respect to any portion of an account or any trust, escrow account or other arrangement established in connection with this Agreement, except as a general unsecured creditor.

16.        Change in Control. In the event of a Change in Control, any incomplete performance period of the Award shall end on the date of the Change in Control, and the Committee shall determine the amount of the Award that the Participant shall receive, based on (i) the extent to which the Participant has achieved the applicable performance goals during the partial performance period, based on audited or unaudited financial information the Committee deems relevant, and (ii) the assumption that the level of achievement for the partial period has been achieved for the entire performance period. However, if the actual level of the Participant’s achievement is less than the Target described above, then the Target level shall be assumed. The Committee shall cause the number of Shares to which it determines the Participant to be entitled to be paid to the Participant no later than thirty (30) days following the Change in Control. Without limiting the foregoing, in the event of a Change in Control, the Committee may, in its discretion and upon at least ten (10) days’ advance notice to the Participant, cancel any outstanding Award, and, within thirty (30) days following the Change in Control, pay the Participant, in cash or stock, or any combination thereof, the value of the Award based upon the price per Share received or to be received by other stockholders of the Company in the Change of Control event.

17.         Entire Agreement. This Agreement, together with the Plan, contains the entire agreement between the Participant and the Company with respect to the Award. Any oral or written agreements, representations, warranties, written inducements or other communications made prior to the execution of this Agreement with respect to the Award shall be void and ineffective for all purposes.

18.        Amendment. This Agreement may be amended from time to time by the Board in its discretion; provided, however, that this Agreement may not be modified in a manner that would have an adverse effect on the Award as determined in the discretion of the Committee, except as provided in the Plan or in a written document signed by the Participant (or, in the case of the Participant’s death, the affected beneficiary) and the Company.

19.        Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is provided to the Participant with this Agreement.

20.         Code Section 409A. The Award granted herein is intended to be exempt from (or, in the alternative, to comply with) Code Section 409A (to the extent not deferred under Section 2(d)). Notwithstanding any provision of this Agreement to the contrary, the Committee reserves the absolute right to amend any Award as the Committee deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, the Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant in connection with the Award (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its Subsidiaries shall be liable for any such taxes or penalties or have any obligation to indemnify or otherwise hold the Participant harmless from any or all such taxes or penalties.

21.         Clawback. This Award and the Shares received upon settlement of the Award shall be subject to clawback by the Company to the extent provided in any policy adopted by the Board, including any policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.